TRANSPORTATION AGREEMENT

(the "Agreement")

by and between

LOGISTICARE SOLUTIONS, LLC ("LGTC")

and

XTREME CARE AMBULANCE, INC. **("Provider")**

WHEREAS, LGTC provides transportation brokerage services to eligible Participants ("Participants") for the provision of non-emergency transportation services in the State of California under contract (the "Client Contract") to certain public agencies and/or private organizations ("Client"); and

WHEREAS, LGTC wishes to enter into Agreements with qualified transportation companies for the provision of high-quality transportation services; and

WHEREAS, Provider provides, among other things, non-emergency transportation services and wishes to enter into this Agreement for the provision of services under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

GENERAL TERMS AND CONDITIONS

1. Definitions. For purposes of this Agreement and all Exhibits, the following terms have the meanings as defined below:
   a) "Agreement" shall mean this Transportation Agreement, including all exhibits, and incorporates by reference the California LGTC Provider Manual. Provisions of this Agreement shall prevail in the event of any conflict between this Agreement and any provision of the Provider Manual.
   b) "Client" shall mean the party or entity with whom LGTC has a Client Contract. Although the singular form is used "Client" shall be understood as plural in the event that LGTC is under agreement with more than one party or entity in the state in which Provider operates.
   c) "Client Contract" shall mean the agreement between LGTC and any other party or entity pursuant to which LGTC provides non-emergency transportation management services for covered Participants. Although the singular form is used "Client Contract" shall be understood as plural in the event that LGTC is under

agreement with more than one party or entity in the state or states in which Provider operates.

d) "Criminal background check" shall mean a national search for criminal convictions and sex offender status during the past seven (7) years that is conducted by a nationally recognized credentialing organization that is pre-approved by LGTC, and conducted pursuant to LGTC's background check requirements.

e) "Curb-to-curb" shall mean transportation service whereby the Participant meets and boards the vehicle at the curb of the pick-up address and disembarks at the curb of the drop-off address.

f) "Door-to-door" shall mean transportation service whereby the driver parks the vehicle and meets the Participant at the threshold of the primary entrance of the pick-up address; assists the Participant to and into the vehicle, and delivers the Participant to the threshold of the primary entrance of the drop-off address.

g) "Group Trip" shall mean any trip that has the same pick-up address and time and same drop-off address and time as a trip for another Participant.

h) "Shared Ride Trip" shall mean any trip that has the same pick-up address and time as a trip for another Participant and whose drop-off address and time are near enough that the two trips could reasonably share the same vehicle. "Shared Ride Trip" shall also mean any trip that has the same drop-off address and time as a trip for another Participant and whose pick-up address and time are near enough that the two trips could reasonably share the same vehicle.

i) "Job number" shall mean a unique confirmation number generated by LGTC for each trip reservation for each date of service.

j) "Multi-load" shall mean a situation in which more than one Participant is transported in a vehicle at the same time to the same or different drop-off addresses.

k) "Participant" shall mean any individual covered under the terms of Client Contract and on whose behalf LGTC arranges or pays for transportation services.

l) "Reroute" shall mean a trip reservation that is refused by Provider and that is sent back to LGTC to be directed to a different transportation provider.

m) "Ten-panel drug screen" shall mean a urine based drug test that screens for the use of Amphetamines, Barbiturates, Benzodiazepines (including Valium, Restoril, Xanax and Librium), Cocaine, Methadone, Methaqualone, Marijuana, Opiates and Phencyclidine (PCP), and Propoxyphene (Darvon).

n) "Will call" shall mean a pick-up time that is not available at the time of reservation and that will be set based upon the time of a telephone call from the Participant to the Provider (or LGTC) when he or she is ready to be picked-up after a medical appointment.

2. <u>Responsibilities of LGTC.</u>

a) <u>Process Transportation Requests</u>. LGTC will receive transportation requests from Participants or their agents, verify Participant eligibility, schedule reservations, submit daily reservation requests to Provider (collectively referred to as a "Provider Manifest"), verify billing information or if necessary directs

Provider to the correct billing entity, and perform such other administrative functions as LGTC deems necessary to provide quality transportation to Participants on behalf of its Client. Notwithstanding anything herein to the contrary, LGTC shall be under no obligation to provide Provider with a specific number of transportation requests. Any trip request assigned to Provider may be withdrawn by LGTC, in its sole discretion, in the event that LGTC deems it necessary for the proper performance of its obligations under the Client Contract.

In the event that the Client Contract so allows, and only in such limited situations, Client may contact Provider directly and arrange for transportation services for its own Participants. In such cases LGTC's responsibilities shall include creation of a retrospective Job Number for each such trip, verify billing information, and perform such other administrative functions as LGTC deems necessary to provide quality transportation to Participants on behalf of its Client. Notwithstanding anything herein to the contrary, LGTC and Client shall be under no obligation to provide Provider with a specific number of transportation requests. LGTC or Client may withdraw any trip request assigned to Provider, in their sole discretion, in the event that LGTC or Client deems it necessary for the proper performance of its obligations under the Client Contract. LGTC may notify Provider at any time that a trip arranged by a Client should be referred to a primary payer (e.g., Medicare or Medi-Cal) for payment or denial as a conditional step prior to submission of a claim for payment to LGTC.

b) Payments for Transportation. LGTC shall pay Provider for its services at the rates and on the terms set forth in Exhibit B. Provider shall not invoice or require payment from Participants or the Client for such services.

c) Orientation. LGTC shall offer to provide one or more orientation sessions for Provider staff, which will be offered at a LGTC regional office or the Provider's base of operations. Provider is responsible for ensuring that it and its employees understand all requirements and procedures for the provision of services pursuant to this Agreement.

3. Responsibilities of Provider.

a) Administrative, Reservation Receipt, and General.

i) Provider shall comply with applicable city, county, state and federal requirements regarding licensing, certification and insurance for all personnel and vehicles.

ii) Provider shall utilize only drivers and vehicles that are registered with and pre-approved by LGTC to perform services under this Agreement.

iii) Provider shall provide proof that all registered vehicles meet all minimum standards and requirements to perform services under this Agreement.

iv) Provider shall provide proof that all drivers and attendants have

acceptable MVR, criminal background checks, and drugs screen records as set forth in the "Driver and Attendant Qualifications" section of this Agreement.

v) Provider shall ensure the safety of the Participants that it transports.

vi) Provider shall provide one or more of the following modes of transportation: ambulatory sedan or van, wheelchair van, stretcher van, or non-emergency ground or air ambulance service.

vii) Provider shall provide curb-to-curb service as the standard service although door-to-door service may be required in certain circumstances.

viii) Provider shall establish and maintain both a telephone line and fax line for use by LGTC to contact Provider. Fax lines shall be equipped with a fax machine that provides reasonably unrestricted access to LGTC to send faxes to Provider. Provider shall receive trip reservations via fax or modem from LGTC each day and confirm the receipt thereof in a form acceptable to LGTC. For same day or urgent medical appointments, including hospital discharges, Provider shall accept reservations and job numbers from LGTC by telephone.

ix) Provider shall transport Participants, adult escorts, transportation attendants, or personal assistants as applicable and in accordance with the specifications of the reservations provided by LGTC and the terms of this Agreement. Provider, upon consultation with LGTC, may refuse to transport any person who, in the judgment of the Provider, is a threat to the health, safety, or welfare of either Provider's employees or other Participants, or prevents or inhibits the vehicle from being operated in a safe manner.

x) Provider shall reroute trip assignment at least 24-hours prior to the scheduled pick-up time to allow LGTC to make alternative arrangements. This requirement only applies to trip reservations that have been submitted to Provider at least 36 hours prior to the scheduled pick-up time. In the event that Provider does not provide 24-hours notice and LGTC must make, as a result of the short notice, premium price alternate transportation arrangements, Provider will be responsible for any additional charges incurred by LGTC. These charges may be deducted from amounts owed to Provider. This provision does not apply to circumstances beyond the control of Provider (e.g., sudden vehicle breakdown or vehicle accident).

xi) Provider will ensure that all information obtained regarding Participants in connection with this Agreement is held in strict confidence and is used only as required in the performance of Provider's obligations. (For further confidentiality requirements, see Exhibit C – Business Associate Agreement.)

xii) Provider shall promptly inform LGTC if a Participant is assigned to an improper level of service (i.e., ambulatory patient assigned to a wheelchair trip, or wheelchair bound patient assigned to an ambulatory

trip).

b) Pick Up and Delivery Standards. Provider shall provide transportation services that comply with the following minimum service standards. LGTC's or Client's staff, or their official agent, may ride on trips with the Participant to monitor service.

i) On time performance of scheduled pick-ups shall be the standard practice. "On time" means at the scheduled pick up time or up to fifteen minutes after that time. In addition, early arrival of the vehicle is permissible so long as no Participant is required to board the vehicle before the scheduled pick-up time. Arrival more than fifteen minutes after the scheduled pick-up time is considered a "late pick-up". The monthly average wait time for all pick-ups performed by Provider may not exceed 15 minutes after the scheduled pick-up time and the actual wait time for any specific pick-up may not exceed 30 minutes after the scheduled pick-up time.

ii) The driver shall make his presence known to the Participant upon arrival at the pick-up address and must wait at least ten (10) minutes after the scheduled pick-up time before the Participant may be considered a "no show". If the Participant is not present for pick up, the driver shall notify Provider's dispatcher before leaving the pick-up location and document the attempted pick-up on the daily trip log.

iii) Provider shall deliver the Participant to scheduled medical appointments within fifteen minutes of the appointment time, but no earlier than one (1) hour before the appointment time. Provider shall ensure that Participants are picked up at prearranged times for the return trip if the medical service provider follows a regular schedule. The prearranged times may not be changed by Provider or the driver without prior permission from LGTC. Provider's timely delivery of Participants to scheduled medical appointments may be included as a measure of on-time performance.

iv) For "will call" return pick-up reservations from a medical appointment, the Provider shall arrive within one (1) hour after the time Provider is notified that the Participant is ready, or by the close of the business day for the medical service provider, whichever is earlier.

v) If a delay of fifteen (15) minutes or more occurs in the course of picking up scheduled riders, Provider must contact waiting Participants at their pick-up points to inform them of the delay and the expected arrival time of the vehicle. Provider must advise scheduled riders of alternate pick-up arrangements when appropriate.

vi) If a delay occurs that will result in a Participant being late for a medical appointment, Provider must contact LGTC who will notify the medical provider of the late arrival.

vii) For same day hospital discharge reservations, Provider shall pick-up Participants within two hours after accepting the trip reservation from

LGTC.

viii) No Participant in a multi-load vehicle shall remain in the vehicle more than forty-five (45) minutes longer that the average travel time for direct transport from point of pick-up to destination.

ix) No more than 2% of Provider's assigned trips shall be late or missed pick-ups. Providers with greater than 1% of their assigned trips as missed pick-ups may have their trips reduced. Habitual failure to meet this standard shall be a material breach of this Agreement and may result in termination of this Agreement.

x) An adult escort at least eighteen (18) years of age or older shall be permitted to accompany a child under eighteen (18) years of age, or an elderly or otherwise infirm Participant, and in some cases, an adult escort may be required to accompany the child. Provider shall, at no additional charge, transport an adult escort of a minor, elderly or infirm Participant if and as directed by LGTC. A minor Participant shall be transported in the rear seat or compartment of the vehicle and shall not be permitted to travel as a front seat passenger.

xi) A transportation attendant or personal assistant may ride with a Participant if necessary to assist the Participant. The attendant or assistant shall assist the patient and the driver as requested.

xii) Provider must allow service animals in the vehicle, as needed; however, other animals shall not be allowed on board the vehicle.

c) <u>General Vehicle Requirements</u>. All vehicles utilized by Provider in the performance of services under this Agreement must meet the requirements listed below. Each vehicle is subject to an initial and bi-annual inspection by LGTC as well as interim inspections as required by LGTC in its sole discretion. All vehicles must be made available to Client or its agent(s) for inspection at any time. Inspections performed by LGTC do not replace or excuse the Provider from obtaining vehicle safety inspections as required by state or local law. Documentation of inspections performed by other agencies may suffice as long as LGTC and Client have access to the inspection records, and the inspection standards meet or exceed those of this Agreement. Any vehicle found non-compliant with the following inspection standards, California licensing requirements, safety standards, California Highway Patrol, California Highway and Transportation Department, or ADA regulations, or other State or Federal laws or regulations shall be immediately removed from service and shall pass a re-inspected before it may be used to provide transportation services for Participants under this Agreement.

i) Vehicles shall comply with the Americans with Disabilities Act (ADA) Accessibility Specifications for Transportation as well as Federal Transit Administration (FTA) regulations, as applicable for the type of vehicle utilized by Provider.

ii) The number of occupants in the vehicle, including the driver, shall not

exceed the vehicle manufacturer's approved seating capacity.

iii) All vehicles shall have adequately functioning heating and air-conditioning systems and at all times shall maintain a temperature that is comfortable to the Participant.

iv) All vehicles shall have functioning seat belts and restraints as required by applicable law. All vehicles shall have an easily visible interior sign that states: "ALL PASSENGERS SHALL USE SEAT BELTS". Seat belts must be stored off the floor when not in use.

v) Provider shall have at least two seat belt extensions available in each vehicle.

vi) All vehicles shall be equipped with at least one seat belt cutter that is kept within easy reach of the driver for use in emergency situations.

vii) All vehicles shall have an accurate, operating speedometer and odometer.

viii) All vehicles shall have two exterior rear view mirrors, one on each side of the vehicle.

ix) All vehicles shall be equipped with an interior mirror for monitoring the passenger compartment.

x) The exterior of all vehicles shall be clean and free of broken mirrors or windows, excessive grime, major dents, or paint damage that detracts from the overall appearance of the vehicles.

xi) The interior of all vehicles shall be clean and free of torn upholstery, torn or damaged floor or ceiling covering, damaged or broken seats, protruding sharp edges, dirt or litter, oil, grease, hazardous debris, or unsecured items.

xii) All vehicles and equipment must be maintained and operated in accordance with the manufacturers' state and federal safety and mechanical operating and maintenance standards.

xiii) All vehicles shall have Provider's business name displayed on both exterior sides of the vehicle.

xiv) The vehicle license number and LGTC's toll-free and local phone numbers together with complaint procedures provided by LGTC shall be available in writing and stored in a clearly visible location in each vehicle for distribution to Participants upon request.

xv) Smoking shall be prohibited in all vehicles at all times. All vehicles shall have an easily visible interior sign that states: "NO SMOKING".

xvi) All vehicles shall carry a vehicle information packet containing vehicle registration, insurance card, original PSC cab card (as applicable), and accident procedures and forms.

xvii) All vehicles shall be equipped with a first aid kit stocked with antiseptic cleansing wipes, triple antibiotic ointment, assorted sizes of adhesive and gauze bandages, tape, scissors, latex or other impermeable gloves and sterile eyewash.

xviii) All vehicles shall be equipped with three (3) portable triangular reflectors mounted on stands. Use of flares is prohibited and may not be carried on board.

xix) All vehicles shall carry extra electrical fuses.

xx) All vehicles shall carry a functioning flashlight and an ice scraper.

xxi) All vehicles shall be equipped with a "spill kit" that includes liquid spill absorbent, latex or other impermeable gloves, hazardous waste disposal bags, scrub brush, disinfectant and deodorizer.

xxii) All vehicles shall contain a current map of the applicable geographic area with sufficient detail to locate Participant and medical provider addresses.

xxiii) All vehicles shall be equipped with a working fire extinguisher that shall be stored in a safe location.

xxiv) Provider shall utilize only its own leased or owned vehicles and shall not sublet, subcontract or arrange for transportation under this Agreement from any third party.

xxv) All vehicles must be equipped with a two-way communications system linking each vehicle with the Provider's primary place of business. Cell phones are acceptable, but pagers are not acceptable substitutes. A vehicle with an inoperative two-way communication system shall be placed out of service until the system is repaired or replaced.

xxvi) All vehicles must properly utilize approved child safety seats when transporting children in accordance with California laws and regulations. Participants are responsible for providing child safety seats when transporting children under the age of six (6) years old or sixty (60) pounds. Upon arrival for transportation, if the Participant does not provide safety seat(s) for any child under age of six (6) years old or sixty (60) pounds, the Provider shall not transport the child and shall advise the Participant to reschedule the appointment.

xxvii) All vehicles shall have a functioning interior light within the passenger compartment.

xxviii) All vehicles shall have adequate sidewall padding and all Wheelchair Vehicle floors must be covered with commercial anti-skid flooring or carpeting. Flooring or carpeting in vehicles equipped to transport wheelchair passengers shall not interfere with wheelchair movement between the lift and the wheelchair positions.

xxix) All vehicles shall be equipped with a retractable step, fixed sideboard (running board), or a step stool approved by LGTC to aid Participant boarding. This step shall be capable of safely supporting 300 lbs and shall be no more than 12 inches above ground level. The step shall have a nonskid top surface no less than eight inches by twelve inches. Removable steps shall be properly secured while the vehicle is in motion. Under no circumstances will a milk crate or similar substitute be accepted as a substitute for a step stool.

xxx) Provider shall maintain and implement written policies for preventative and remedial maintenance in accordance with the manufacturers recommendations and good business practice for all vehicles used in service of this Agreement. Provider shall furnish to LGTC a copy of all current (and revised) policies and procedures for vehicle preventative maintenance, including statements indicating the frequency of routine

maintenance and service and procedures for completing daily vehicle checks for operational soundness.

d) Wheelchair Vehicle Requirements. All vehicles used to transport wheelchair passengers ("Wheelchair Vehicle") must meet the General Vehicle Requirements set forth above as well as the following additional requirements.

i) Each Wheelchair Vehicle must maintain a floor-to-ceiling height clearance in the passenger compartment of at least fifty-six (56) inches.

ii) Each lift equipped Wheelchair Vehicle must have an engine-wheelchair lift interlock system that requires the Wheelchair Vehicle's transmission to be in park and the emergency brake engaged to prevent vehicle movement when the lift is deployed.

iii) All wheelchair ramps used on vehicles shall be certified as capable of regularly servicing a six hundred pounds (600 lbs) load.

iv) Each Wheelchair Vehicle with a hydraulic or electromechanical powered wheelchair lift must have the lift mounted so not to impair the structural integrity of the vehicle. The lift must meet the following specifications:

a) is capable of elevating and lowering a 600-pound load without the outer edge of the lift sagging, or tilting downwards more than one inch, nor shall the platform deflection be more than three (3) degrees under a 600-pound load;

b) the lift platform must be at least thirty (30) inches wide and forty-eight (48) inches long;

c) the lift platform shall not have a gap between the platform surface and the roll-off barrier greater than 5/8 of an inch. When raised, the gap between the platform and the vehicle floor shall not exceed 1/2 inch horizontally and 5/8 inch vertically;

d) the lift controls shall be accessible and operable from inside or outside the vehicle, and shall be secure from accidental or unauthorized operation;

e) the lift shall be powered from the vehicle's electrical system. The lift platform shall be able to be raised/lowered manually with passengers and/or shall provide a method to slow free-fall in the event of a power failure or component failure;

f) the lift operation shall be smooth without jerking motion. Movement shall be less than or equal to six (6) inches per second during lift cycle and less than or equal to twelve (12) inches per second during stowage cycle;

g) the lift platform shall not be capable of falling out of or into the vehicle when in storage in the passenger compartment, even if the power should fail;

h) all sharp edges of the lift structure which might be hazardous to passengers shall be padded or ground smooth;

i) the lift platform shall have a properly functioning, automatically engaged, anti-roll-off barrier, with a minimum of one (1) inch on

the outbound end to prevent ride over;

j) it is preferable that the platform when stored not intrude into the body of the vehicle more than twelve (12) inches and shall be equipped with permanent vertical side plates to a height of at least two (2) inches above the platform surface;

k) the lift platform surface shall be equipped with non-skid expanded metal mesh or equivalent, to allow for vision through the platform; and

1) the lift platform must be equipped with a hand rail on both sides of the platform to assist loading or unloading ambulatory passengers. The handrail shall meet the following requirements:
- maximum height of thirty-eight inches;
- minimum knuckle clearance of 1.5 inch;
- able to withstand a force of 100 pounds; and
- shall not reduce the lift platform width of at least thirty (30) inches.

v) Each wheelchair position in all vehicles shall have a wheelchair securement device (or "tie down") which shall:

a) be placed as near to the accessible entrance as practical, providing clear floor area of 30 inches by 48 inches (this provisions is not applicable to rear loading ramp equipped vehicles). Up to six (6) inches may be under another seat if there is nine (9) inches height clearance from floor. All wheelchairs shall be forward facing;

b) be tested to meet a 30 mph/20gm standard;

c) securely restrain the wheelchair during transport from moving forward, backward, lateral and tilting movements in excess of (2) inches;

d) be adjustable to accommodate all wheel bases, tires (including pneumatic), and motorized wheelchairs;

e) have a lock system, belt system, or both. If a belt system is used, the cargo strap when not in use shall be retractable or stored on a mounted clasp or in a storage box. A tract mounting lock system on the floor shall be flush with the floor and shall not be an obstruction or a tripping hazard. In all cases the straps shall be stored properly when not in use; and

f) provide wheelchair lap seat belts (if not provided by the Participant) that shall be capable of securing the passenger to the wheelchair and provide a shoulder harness that is attached to the floor or to the side wall of the vehicle that shall be capable of securing the wheelchair to the vehicle.

vi) Each wheelchair entrance door shall:

a) maintain a minimum vertical clearance of fifty-six (56) inches and a minimum clear door opening of thirty (30) inches wide;

b) have no lip or protrusion at the door threshold of more than 1/2 inch, and

c) be equipped with straps or locking devices to hold the door open when the lift or ramp is in use.

e) Stretcher Vehicle Requirements. Stretcher van service is an alternative mode of non-emergency transportation. It shall be provided to an individual who cannot be transported in a sedan or wheelchair van and who does not need the medical services of an ambulance. All stretcher vehicles must meet the General Vehicle Requirements set forth above as well as the following additional requirements.

A driver and an attendant shall staff the vehicle, which shall be specifically designed and equipped to provide non-emergency transportation of individuals on an approved stretcher. A stretcher vehicle shall be used for an individual who:

i) Needs routine transportation to or from a non-emergency medical appointment or service.
ii) Is convalescent or otherwise non-ambulatory and cannot use a wheelchair.
iii) Does not require medical monitoring, medical aid, medical care or medical treatment during transport. Self-administered oxygen is permitted as long as the oxygen tank is provided by the Participant and is secured safely.

The following restrictions apply:

i) A stretcher passenger shall not be left unattended at any time.
ii) The driver and attendant shall confirm that all restraining straps are fastened properly and that the stretcher, stretcher fasteners and anchorages are properly secured.
iii) The attendant shall be seated in the passenger compartment while the vehicle is in motion and shall notify the driver of any sudden change in the passenger's condition.
iv) The stretcher vehicle shall not be used:
    a) for emergency medical transportation;
    b) to transport a passenger who requires basic or advanced life support;
    c) to transport a passenger who has in place any running IV or an airway maintenance device. However, the Participant is eligible for transportation if he/she has a battery-operated ventilator and an adult escort trained to provide ventilator care will travel with the Participant, and if no other medical equipment or care is required.
    d) to transport a passenger who requires close observation or medical monitoring;
    e) to transport more than one (1) stretcher passenger at a time.

f) Non Emergency Ambulance Vehicle and Air Transport Requirements.
All vehicles used to transport Participants that require covered non-emergency BLS, ALS, or SCT service must meet the General Vehicle Requirements set forth above as well as the following additional requirements. State or local laws or regulations establishing minimum operational standards for Ambulances shall supersede the following provisions.

i) Provider shall possess and provide to LGTC copies of all licenses, permits and certificates required to enable each of its ambulances to be used for BLS or ALS service in all jurisdictions in which Provider performs services.

ii) Provider shall possess and provide to LGTC copies of current EMS Agency certificates for each service area, CA Highway Patrol license, a copy of all requirements necessary for each level of professional (e.g., EMT, Paramedic, RN, etc.), written procedures for the daily checking and replacing vehicle inventories and the monthly checking of expiration dates and replacement supplies that are beyond their expiration date.

If Provider performs air transportation services under this Agreement, Provider shall possess and provide to LGTC copies of:

i) Current FAA part 135 certificate issued in its name

ii) Current aircraft worthiness certificates for each aircraft that may be assigned to perform services.

Provider must maintain a written policy on flight tracking and handling of inflight medical and aircraft emergencies. Primary medical flight personnel who may be assigned to perform services shall be at least RN and ACLS certified, have a least 1 year critical care flight or emergency department nursing experience within the last 5 years, and have successfully completed a course of training that includes the physiology of flight.

g) Driver and Attendant Qualifications. Ambulance personnel shall be licensed and trained in accordance with California and local laws or regulations. All non-ambulance drivers and attendants used to perform services under this Agreement shall, at a minimum, meet the applicable qualifications listed below. Each driver's and attendant's records and qualifications are subject to an initial and annual inspection by LGTC as well as interim inspections as required by LGTC in its sole discretion. Any driver or attendant failing, at any time, to meet all of the applicable qualifications, or any requirements imposed by state or local law, shall be prohibited from providing service under this Agreement. LGTC and the Client reserve the right to disallow any driver or attendant from performing services under this Agreement.

i) All drivers shall be at least eighteen (18) years of age and have a current valid California driver's license to operate the transportation vehicle to which they are assigned.

ii) Drivers who receive any combination of two (2) moving violations or accidents where the driver was at fault during the previous thirty-six (36) months shall be removed from service.

iii) Drivers shall not have had their driver's license suspended or revoked in the previous five (5) years. This provision includes individuals whose licenses are suspended or revoked for non-payment of child support. However, such individuals may provide driving services once the court releases the individual and such release can be verified and the individual

remains in compliance with child support obligations for a minimum of ninety (90) days after the release. Drivers with two or more suspensions or revocation of licenses associated with failure to pay child support shall be permanently prohibited from providing services under this Agreement.

iv) Provider shall comply with California laws and regulation regarding criminal background checks for all drivers, including fingerprinting as conducted by any law enforcement entity. Provider shall verify that drivers or attendants are not listed on the California Sex Offender Registry. The following will preclude a driver or attendant from providing services under this agreement: (1) conviction for driving while intoxicated or under the influence of a controlled substance within three (3) years prior to delivery of services under this Agreement; (2) plea of guilty or *nolo contendere* or conviction for any felony that is sexual in nature or involves a child, the elderly, domestic abuse, drugs, weapons or violence in the previous seven (7) years.

v) All drivers must meet current state and federal motor carrier safety regulations and guidelines.

vi) Each driver must have competent driving habits.

vii) Provider shall not utilize drivers or attendants who are known abusers of alcohol or known consumers of narcotics or drugs/medications that would endanger the safety of Participants. If Provider suspects a driver to be driving under the influence of alcohol, narcotics or drugs/medications that could endanger the safety of Participants, Provider shall immediately remove the driver from providing service under this Agreement. Each driver and attendant shall successfully pass a pre-employment ten-panel drug screen for traces of illicit drugs prior to providing service under this Agreement. Provider shall ensure that the current laws regarding drug and alcohol testing are enforced for all drivers and attendants and shall conduct separate and independent drug testing as may be required by the DOT.

viii) Provider shall ensure that all drivers and attendants have been trained in Passenger Assistance, Safety and Sensitivity, "spill kit" use and biohazard removal. Drivers must also be trained in Defensive Driving and first aid, and wheelchair loading and lockdown (if applicable). Provider shall submit to LGTC proof that drivers and attendants have completed all required training prior to them providing services under this Agreement.

h) Driver and Attendant Service Requirements and Performance

i) No driver or attendant shall use alcohol, narcotics, illegal drugs or drugs that impair his or her ability to perform while on duty or abuse alcohol or drugs at any time. A driver or attendant can use prescribed medication as long as his/her duties can still be performed in a safe manner and Provider has written documentation from a physician or pharmacist that the medication will not impact the ability of the driver.

ii) No drivers or attendants shall allow firearms, alcoholic beverages in

opened containers, unauthorized controlled substances, or highly combustible materials to be transported in the vehicle.

iii) No drivers or attendants shall solicit or accept controlled substances, alcohol or medications from Participants.

iv) No drivers or attendants shall make sexually explicit comments, or solicit sexual favors, or engage in sexual activity while in the course of their job duties.

v) No drivers or attendants shall solicit or accept money from Participants except for the collection of applicable co-payments as authorized by the Client.

vi) All drivers and/or attendants shall provide an appropriate level of assistance to a Participant when requested or when required by the Participant's physical condition.

vii) All drivers and attendants shall wear and have visible a nametag that is easily readable and includes their name and the name of the Provider.

viii) No drivers or attendants shall smoke while in the vehicle, while assisting a Participant, or in the presence of any Participant. Participants shall not be allowed to smoke in the vehicle.

ii) No drivers or attendants shall wear any type of headphones while on duty, with the exception of hands-free headsets for mobile telephones. Mobile telephones may only be used in performance of services under this Agreement, and driver shall at all times comply with applicable laws regarding the use of cell phones by the driver of a moving vehicle.

ix) All drivers shall park the vehicle so that the Participant does not have to cross streets to reach the entrance of the destination.

x) No drivers or attendant shall leave a Participant unattended at any time.

xi) All drivers and/or attendants must identify themselves and announce their presence at the entrance of the building at the specified pick-up location if a curbside pick-up location is not apparent.

xii) All drivers and attendants must assist the Participants in the process of being seated, including the fastening of seat belts. Drivers shall confirm prior to moving the vehicle that wheelchairs and wheelchair passengers are properly secured and that all Participants are properly belted in their seat belts.

xiii) All drivers and/or attendants must assist Participants to exit the vehicle and to move to the access area of the Participant's destination. All drivers shall confirm that the delivered passenger is safely inside his or her destination prior to vehicle departure.

xiv) All drivers and/or attendants must provide physical support or assistance and oral directions to Participants. Such assistance shall also apply to wheelchairs and mobility-limited persons as they enter or exit the vehicle using a wheelchair lift or ramp. Such assistance shall also include stowage of mobility aids such as canes, walkers and folding wheelchairs.

xv) All drivers and/or attendants shall assure that any packages are safely stored before the driver moves the vehicle. Drivers and/or attendants are

not responsible for Participant's personal items.

xvi) All drivers and attendants shall be courteous, patient and helpful to all Participants and be neat and clean in appearance.

xvii) If a Participant or other passenger's behavior or any other condition impedes the safe operation of the vehicle, the driver shall park the vehicle in a safe location out of traffic, notify the Provider, and request assistance.

xviii) All drivers shall maintain a daily trip log that includes the following information:

a) Provider name;
b) Provider ID number
c) vehicle number;
d) driver's name;
e) driver's signature
f) names of Participants transported
g) Participant signature for each drop off
h) no show indicator, if applicable;
i) actual arrival time at pick-up point;
j) actual arrival time at drop-off point;
k) date of service;
l) name of attendant (if any) and attendant's signature;
m) authorization stamp or signature of Provider, and
n) any other pertinent information regarding completion of trips.

i) <u>Licensure, & Certification</u>

(iii) Provider warrants that it has never been terminated from participation in any state Medicaid or Medicare program or been determined to have committed Medicaid or Medicare fraud.

(iv) Provider shall comply with all applicable city, county, state and federal laws and regulations, including all laws and regulations setting requirements regarding licensing, certification and insurance for all transportation related personnel and vehicles. Such laws or regulations shall take priority over any conflicting provision of this Agreement and the enforcement of the conflicting provision of this Agreement is hereby waived.

(v) Provider warrants that it has and shall maintain throughout the term of this Agreement all licenses and certificates required by any federal, state, county or local governments, including but not limited to all licenses, registrations, or certificates required to provide transportation for hire. Provider will furnish LGTC with such documentation immediately upon request.

(vi) Provider warrants that it has not been excluded from participation in Federal health care programs under either Section 1128 or 1128A of the Social Security Act.

j) <u>Insurance.</u> Provider shall maintain the following minimum levels of insurance

throughout the term of the Agreement. All insurance coverage, except Workers' Compensation, shall name LGTC and the Client as "Additional Insured" and shall be primary with respect to claims and co-insurance determinations. Insurance policies shall indicate that LGTC will be informed in writing at least 30 days prior to any termination of or change in insurance coverage. Concurrently with executing this Agreement the Provider shall submit to LGTC certificates of insurance from its agent or carrier listing LGTC as "Certificate Holder" as well as LGTC and the Client as "Additional Insured. Provider shall submit additional certificates of insurance from its agent or carrier immediately upon the renewal of or change to such insurance coverage. The certificate of insurance submitted to LGTC shall confirm that the Comprehensive General Liability policy provides coverage for sexual abuse and molestation and shall confirm that the Vehicle Insurance policy provides coverage for "Any Auto". Provider agrees that LGTC may communicate directly with its insurance agent or carrier to confirm details or obtain clarification of Provider's insurance coverage or policy terms.

SJ Please initial

OR 1) scheduled auto; 2) hired auto; and 3) non owned auto.

(i) Vehicle Insurance.

Taxis, Sedans and Multi-Passenger Vans and Wheelchair Vans: The required amount of insurance is the greater of the amount required by city or county ordinance for taxis or $ 1,000,000 per occurrence per accident. The insurance policy must cover "Any Auto".

OR 1) scheduled auto; 2) hired auto; and 3) Non-owned auto.

SJ Please initial

Ambulances: The required amount of insurance is the greater of the amount required by city, county or State ordinance or regulation, or $ 1,000,000 per occurrence per accident.

(ii) Comprehensive General Liability Coverage. $ 1,000,000, with "Broad Form" coverage including contractual liabilities as well as liabilities for sexual abuse and molestation.

(iii) Workers' Compensation Insurance as required by the State of California.

(ii) Malpractice Insurance.

Ambulances: The required amount of insurance is the greater of the amount required by city, county or State ordinance or regulation, or $1,000,000 per occurrence per accident

k) Indemnification. Provider shall indemnify, protect, and hold LGTC and the Client harmless from and against any and all claims, and/or liabilities of any kind or nature whatsoever arising or alleged to arise from or related to actions connected with services provided by or at the direction of Provider or its agents, including the cost of reasonable attorney fees and other expenses incurred by or assessed against LGTC and/or the Client

l) Provider Performance Standards/Quality Assurance Plan. Provider agrees to participate in LGTC's quality assurance plan, which may include discussing Provider's performance in the delivery of transportation. Provider agrees to assist in the development of corrective action plans and cooperate with all data collection that may be requested to monitor the results of such corrective action plans.

m) Maintenance of Records. Provider shall establish and maintain the following records and related information and provide copies thereof within three days notice, or as otherwise required under this Agreement, upon request by LGTC, the Client or its agents, or the Director of the California Department of Managed Health Care. All records shall be maintained and available for review by authorized personnel during the entire term of the contract and for a period of ten (10) years thereafter. If an audit is in progress or litigation is in progress or threatened, all documents shall be maintained until such audit and/or litigation is fully resolved. Upon reasonable notice, Provider shall permit LGTC (or designee) to examine and/or audit trip documentation for Participants and will assist LGTC in examining all requested documentation. Providers may be required to maintain documentation for longer periods of time to the extent necessary to comply with applicable laws or regulations or the requirements of LGTC's Clients. This provision shall survive the termination of this Agreement, whether by rescission or otherwise.

i) Copy of Provider's registration with all applicable State agencies or departments.

ii) Vehicle records, including at a minimum the following documentation for each vehicle:

a) manufacturer and model;

b) model year;

c) vehicle identification number;

d) odometer reading at the time the vehicle enters service under this agreement;

e) type of vehicle (e.g., sedan, wheelchair van, stretcher van);

f) capacity (number of passengers);

g) license tag number;

h) insurance certifications;

i) state issued registration permit and vehicle stamp (if applicable);

j) special equipment (lifts etc.), and

k) date, odometer reading and description of all inspection activity (e.g., verification that vehicle meets vehicle requirements, inspection of equipment such as brakes, tire tread, turn signals, horn, seat belts, air-conditioning/heating, etc.). Records must be maintained of the initial inspection and all subsequent inspections.

iii) Driver and attendant records, including at a minimum the following documentation:

a) name, date of birth and social security number;
b) copy of driver's license;
c) MVR report for previous three (3) years as reported from California Division of Motor Vehicles;
d) driver training course certificates, including First Aid, Passenger Assistance and Blood-Borne Pathogens; and
e) documentation of any complaints received about the driver or attendant and any accidents or moving violations involving the driver.

iv) All daily vehicle manifests, trip logs and invoice documents.
v) Any other records LGTC is required to collect from Provider pursuant to the Client Contract.

Provider must also establish and maintain a system for managing the records and related information set forth in Exhibit C. Provider must furnish such records to LGTC, the Client or its agents upon three days' notice.

n) Accidents or Incidents. Provider shall inform LGTC immediately of any vehicle collision or accident that occurs while a vehicle operated by Provider is in route for a LGTC assigned trip whether or not a Participant is in the vehicle at the time of the collision or accident. Provider shall also inform LGTC immediately of any incident resulting in injury to a Participant, driver or other passenger; any moving violation that occurs while delivering services under this Agreement, and any other incident involving a Participant that could result in liability to Provider or LGTC. The Provider shall file a written report with LGTC within three (3) working days of any accident, incidents, or moving violation and shall cooperate with LGTC and the Client during any ensuring investigation. Provider shall include a copy of any police reports and tickets/summons with its written report as supporting documentation.

o) Independent Contractor. The relationship between LGTC and Provider is solely that of independent contractors and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship including one of employer and employee or principle and agent or joint venture or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement. Provider is solely responsible for he management, compensation, and payment of employment related taxes and insurance for its employees, including but not limited to workers' compensation and unemployment insurance.

p) Liquidated Damages. Provider agrees that failure to perform services in conformance with this Agreement may cause LGTC to be damaged in amounts that will be difficult or impossible to determine. Therefore, Provider agrees that the sums set forth in Exhibit A are reasonable as liquidated damages for the specified occurrences. Provider further agrees that the liquidated damages

specified below are in lieu of actual damages for such occurrences. Provider hereby waives any defense as to the validity of such liquidated damages on the grounds that they are void as penalties or are not reasonably related to actual damages. Provider shall pay to LogistiCare on demand for each such failure the liquidated damages set forth in Exhibit A.

q) Term and Termination.

i. Term. The term of this Agreement shall be one year from the effective date set forth on the signature page. It shall be automatically renewed for up to four successive one-year periods unless either party shall give notice of termination 45 days prior to the last day of any term. In addition, either party may terminate this Agreement without cause upon 60 days written notice. Either party may terminate this Agreement upon 30 days written notice in the event of a material breach of the Agreement, provided that the non-breaching party shall have first provided the other party with written notice and description of the breach and ten days to cure the breach.

ii. Minimum Trips. Provider agrees that this Agreement does not guarantee a minimum number of trips to be assigned from LGTC, and that actual trip volume can vary. Provider also agrees that in the event that no trips are assigned from LGTC that this Agreement will remain in force and that Provider will accept such occasional trips as may be assigned. If Provider is not regularly assigned trips and wishes to terminate this Agreement, then Provider must terminate this agreement by providing aforesaid notice to LGTC.

iii. Specific Provision #1. If LGTC has exercised its right hereunder to assign this Agreement to a successor organization, or to the Client or a designee or agent of the Client, Provider may not cancel this Agreement for 181 days following such assignment. Either party exercising its rights under this provision must do so by written notice.

iv. Specific Provision #2. Provider acknowledges that LGTC is prohibited from establishing or maintaining service agreements with a Provider who has committed fraud against a state or federal agency or has been suspended, terminated or barred from participation in the Medical Assistance Program. Provider acknowledges that LGTC is required by the Client Contract to terminate a service agreement with a Provider that habitually provides substandard performance, as determined by the Client, or with a Provider that has failed to take satisfactory corrective action within a reasonable time period not to exceed 30 days from the date of notice of the unacceptable performance. Provider acknowledges that Client reserves the right to direct LGTC to terminate any service agreement with a Provider when the Client determines it to be in the best interest its program.

v. Specific Provision #3. In the event that LGTC is in default under the Client Contract, this Agreement may, at the discretion of the Client, be

assigned to the Client or its agent for continued provision of transportation services. All terms, conditions and rates established by the Agreement will remain in effect until or unless renegotiated with Client or its agent subsequent to the default action.

vi. Specific Provision #4. Any provision required to be in this Agreement by California or Federal law or the Client Contract shall bind the parties hereto whether or not specifically set forth in this Agreement.

vii. Medicare Anti-Kickback Prohibitions. Provider and LGTC acknowledge that the arrangements contemplated by this Agreement do not violate the provisions of Medicare anti-kickback prohibitions, and that neither party will request or require the other to take any action that would violate said prohibitions.

r) Assignment. Provider may not assign, transfer, delegate, consign, or convey to any other person or entity Provider's rights and responsibilities hereunder without the express written consent of LGTC, such consent to be withheld in LGTC's sole discretion. Any attempted unauthorized assignment shall be null and void. LGTC may assign its rights and obligations under this Agreement and any such assignment shall be communicated to Provider by written notice.

s) Additional Provisions.

i. Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws and regulations of the State of California, without giving effect to principles of conflicts of law.

ii. Headings. The headings and titles of the sections of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision herein.

iii. Non-solicitation. Neither Provider nor LGTC shall solicit for employment any current employee of the other party nor employ any former employee of the other party for a period of one year from the time any such employee terminates or is terminated from his or her position with the other party.

iv. Confidentiality. Provider shall treat all information obtained by it through its performance under this Agreement as confidential, and shall not use any information so obtained in any manner other than to discharge its obligations under this Agreement, or as otherwise specifically provided for herein. Provider agrees to sign and abide by any subsequent agreements with respect to confidentiality as may be required by the Health Insurance Portability and Accountability Act (HIPAA) and any similar laws. Both LGTC and the Client shall have unrestricted authority, to the extent permitted by law, to reproduce, distribute, or use in whole or in part any submitted reports, data or materials associated with any services provided

by Provider under this Agreement.

v. Notices. All written notices required by this Agreement shall be deemed delivered either on the date of receipt if personally delivered; on the day following mailing if sent postage prepaid by overnight mail through a nationally recognized overnight carrier, or on the third day following mailing if mailed postage prepaid certified return receipt requested. Such notices shall be sent to the following addresses as appropriate, or to such other addresses as the parties may hereafter designate:

to LGTC at:

LogistiCare Solutions, LLC
1275 Peachtree Street, NE, 6th Floor
Atlanta, Georgia 30309
Attn: Legal Department

with a copy to:

LOGISTICARE SOLUTIONS, LLC
4281 KATELLA AVE.
SUITE 228
LOS ALAMITOS, CA 90720

to Provider at:

XTREME CARE AMBULANCE, INC
4438 VANDEVER AVE
SAN DIEGO CA 92120

vi. Amendments. This Agreement (including Exhibits) may be amended only by a document in writing duly executed by an authorized representative of both parties.

vii. Client Amendment. This Agreement is subject to approval by the Client. In the event that the Client at any time requires modifications to this Agreement, the parties hereto will execute amendments to this Agreement reflecting such modifications. If either party is unwilling to accept any such modifications required by the Client, such party may exercise its termination rights hereunder.

viii. Dispute Resolution and Arbitration. If any claim or controversy arising out of or relating to this Agreement cannot be resolved by the parties in the normal course of business, each party shall designate a member of its senior management to meet in an attempt to resolve the dispute. If the dispute cannot be resolved to the satisfaction of the parties in this manner, the dispute shall be referred for binding arbitration in accordance with the

commercial dispute arbitration rules of the American Arbitration Association. Each party shall bear its own costs and expenses and an equal share of the arbitrators' fees and other administrative fees related to the arbitration. Judgment upon an award in arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of the state having jurisdiction may require or allow. The provisions of this Section shall survive the termination of this Agreement.

ix. Severability. If any provision of this Agreement is held invalid by law, rule, order or regulation of any relevant government, or by the final determination of a court of last resort, such invalidity shall not effect (a) the other provisions of this Agreement; (b) the application of such provision to any other circumstances other than that with respect to which this Agreement was found to be unenforceable, or (c) the validity or enforceability of this Agreement as a whole. The parties hereto agree to negotiate in good faith to replace any provision found to be unenforceable so that the economic effects of this Agreement for each party remain the same.

x. Waiver. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder. Except as otherwise explicitly set forth herein, all of the rights of either party under this Agreement are cumulative and may be exercised separately or concurrently.

xi. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements or understanding regarding the same subject matter.

EXECUTION PAGE FOLLOWS

This Agreement is entered into and effective as of this ___ day of ______________, 20__,

LOGISTICARE SOLUTIONS, LLC

Date: ______________________________

Signature: ______________________________

Printed Name: ______________________________

Title: ______________________________

PROVIDER

Xtreme Care Ambulance

Date: 3-21-11

Signature: [signature]

Printed Name: Souheil Jawad

Title: CEO/President

EXHIBIT A

LIQUIDATED DAMAGES

Provider agrees and acknowledges that any liquidated damages imposed upon LGTC by a Client that are associated and attributable to services performed by Provider shall be deducted from Provider's future payments from LGTC.

LGTC reserves the right to add specific performance metrics and associated liquidated damages to this Exhibit A. If Provider is unwilling to accept such additions to Exhibit A it may terminate this Agreement pursuant to the Section 3 q) i of the Agreement.

EXHIBIT B

to

TRANSPORTATION AGREEMENT

RATES, INVOICING AND PAYMENT TERMS

entered into by and between

LOGISTICARE SOLUTIONS, LLC ("LGTC")

and

XTREME CARE AMBULANCE INC. **("Provider")**

LGTC and Provider hereby agree to the following terms for invoicing and payment of claims and for the re-submittal of denied claims.

Rates

Only services specifically pre-authorized by LGTC or its Client(s) will be compensated. Pricing for transportation performed by Provider under the Agreement shall be the lesser of the amount set forth in the following table, the Medi-Cal rate for such services if the Participant is covered by a managed Medi-Cal plan and Provider is an enrolled Medi-Cal provider, the Medicare rate for such Services if Participant is covered by a managed Medicare plan, or the controlled area rate prescribed for such services if such services commenced in a rate controlled area.

The following tables will apply to applicable "CBL" or "NET" services in the event Provider performs both CBL and NET services to different LGTC Clients.

Class of Services	Co-Pay Assigned Y/N	0-3 Miles	4-6 Miles	7-10 Miles	11-15 Miles	16-20 Miles	20-25 Miles	26-30 Miles	31-35 Miles	36-40 Miles	41-45 Miles	Over 45 Miles
Ambulatory		$	$	$	$	$	$	$	$	$	$	$
Wheelchair		$	$	$	$	$	$	$	$	$	$	$
Share Ride Ambi		$	$	$	$	$	$	$	$	$	$	$
Share Ride WC		$	$	$	$	$	$	$	$	$	$	$
Stretcher		$	$	$	$	$	$	$	$	$	$	$
Group Ambi		$	$	$	$	$	$	$	$	$	$	$

Group WC		$	$	$	$	$	$	$	$	$	$	$
Stretcher	Y	BASE RATE: $ 111.00 MILEAGE: $ 3.25 PER MILE										
	WAIT TIME STRETCHER	$20.00 PER HOUR AFTER 1ST 15 MINUTES AT THE REQUEST OF LOGISTICARE SOLUTIONS LLC. TRANSPORTATION PROVIDER MUST CONTACT LOGISTICARE SOLUTIONS, LLC DURING THE CALL TO NOTIFY US OF WAIT TIME. FAILURE TO NOTIFY LOGISTICARE SOLUTIONS, LLC WILL RESULT IN PAYMENT NOT CONSIDERED.										
	OXYGEN STRETCHER	$ 20.00 WHEN NOT SUPPLIED BY PATIENT										
BASIC LIFE SUPPORT	Y	BASE RATE: 80% OF CURRENT MEDICARE ALLOWABLE $ 180.23 MILEAGE: 80% OF CURRENT MEDICARE ALLOWABLE $ 5.49										
CCT	Y	BASE RATE: 80% OF CURRENT MEDICARE ALLOWABLE $ 585.76 MILEAGE: 80% OF CURRENT MEDICARE ALLOWABLE $ 5.49										

To determine the payment amount LGTC calculates mileage and Shared Ride Trip status using proprietary and/or third party mapping software. Distances are measured as the shortest distance from the point of pick-up to the point of drop-off and rounded to the nearest whole number. Provider agrees that LGTC's determination of mileage and Shared Ride Trip status shall be final. LGTC will review the trip or trips in question and may reference other software to verify the distance. Any correction remains the sole decision of LGTC. If Provider is not satisfied with LGTC's decision regarding the mileage it may reroute the trip.

Provider must perform transportation at the class of service (e.g., ambulatory sedan/van, wheelchair, stretcher, or non-emergency ambulance) requested by LGTC. **Provider agrees and acknowledges that LGTC shall review Provider billings and will identify trips that match the definition of "Shared Ride Trip" and that reimbursement for such trips shall be made at the designated rate for shared trips regardless of whether Provider performed the trips in the same vehicle.**

Except for applicable co-payments or deductibles, Provider shall not invoice or balance bill any Participant for the difference between Provider's billed charges and the reimbursement paid by LGTC. Provider further acknowledges and agrees that payments made by LGTC to Provider for services for which "Co-Pay Assigned Y/N" is indicated with a "Y" in the above rate tables are payment in full and that Provider thereby assigns to LGTC the right to recover any applicable co-payment or deductible from the Participant. Provider shall report to LGTC in writing all such co-payments or deductibles paid by Participants directly to Provider. In the event that LGTC fails to pay Provider for services rendered pursuant to the Client Contract, neither the Participant nor the Client shall be liable to Provider for any sums owned by LGTC to Provider.

<u>Wait time</u>

Only wait time specifically pre-authorized by LGTC will be compensated. Pricing for wait time under the Agreement shall be as follows:

Class of Service	Compensation

Payment Terms and Invoice Requirements

As a condition of payment, Provider must submit accurate invoices, including properly completed trip logs, to LGTC within ninety (90) days of date of service. The Parties acknowledge that time is of the essence with respect to providing prompt and accurate invoices. **No payments will be made for services performed by non-compliant drivers or vehicles, including drivers or vehicles that are not registered with LGTC to provide services.** Invoices for trips assigned by LGTC that are not submitted within ninety (90) days may be disallowed in their entirety.

Provider shall refer to the LGTC Provider Manual and associated billing manual for information, documentation and other details regarding invoicing for trips assigned to Provider by LGTC versus those assigned to Provider directly by a Client.

Claims that are denied and returned to Provider because of missing information may be resubmitted with the previously missing information. These claims will be denied in their entirety if not resubmitted within twenty (20) days of the date the claim was returned to the Provider. Provider shall continue to perform its obligations hereunder regardless of any outstanding contested amounts.

If Provider must first bill Medicare, Medi-Cal or other third party as the primary payor, Provider must submit a claim to LGTC for secondary payment within forty-five (45) days of a denial of the primary claim by Medicare, Medi-Cal or other third party payor.

If Provider submits a claim to LGTC that should have been submitted first to Medicare, Medi-Cal or other third party as the primary payor, LGTC shall deny the claim and direct Provider to submit the claim to the appropriate primary payor. If the third party payor denies a submitted claim then Provider may submit a claim to LGTC for such trips including a copy of the related EOB from the third party payor that includes appropriate denial codes. LGTC shall process and pay such claims in accordance with the provisions of this agreement less any payment Provider may have received from the primary payor.

In the event LGTC overpays Provider (e.g., for a trip that should have first been submitted to and denied by Medicare, Medi-Cal or other third party as the primary payor), Provider acknowledges that it shall have forty-five (45) days from the date of notification by LGTC of the erroneous payment to submit reimbursement of the overpayment to LGTC, or if applicable, to process its claim and obtain a denial from Medicare, Medi-Cal or other third party as the primary payor and submit such denial to LGTC. Upon receipt of the denial LGTC shall process the claim as outlined in the preceding paragraph, including any necessary adjustments or offsets against

Provider's next scheduled payments. Provider's failure to submit reimbursement of the overpayment to LGTC, or if applicable, to submit a claim denial within the forty-five (45) day period will result in deduction of the total erroneous payment from Provider's next scheduled payments.

LGTC pays properly submitted uncontested invoices twice per month by check or electronic transfer within thirty days after submission. If a payment date falls on a weekend or holiday, payments will be made on the next working weekday.

In the event that the Client is unable or unwilling to pay LGTC amounts validly due under the Client Contract, LGTC may delay payments to Provider until such time as the Client pays the outstanding amounts.

Charges Against Invoices

If requested or otherwise required by the Client Contract, LGTC may provide certain driver and/or attendant training and/or orientation services to Provider free of charge. LGTC's cost to produce the materials distributed to Provider (or employees of Provider) pursuant to these training and/or orientation services may be deducted from Provider's invoice following such training or orientation services.

In addition, LGTC has entered into an agreement with an independent credentialing company for nationwide access to credentialing and screening services for drivers. This company offers the minimum level of credentialing required by LGTC at a highly competitive rate. Provider may use the independent credentialing company and access the rates negotiated by LGTC for such services or it may use an alternative vendor, pre-approved by LGTC, to complete the necessary credentialing requirements. If Provider uses the independent credentialing company then the actual cost of such services shall be deducted from Provider's invoice as a pure pass through cost without additional profit or surcharge applied by LGTC.

Execution Page to Follow

Exhibit B - Execution Page

LOGISTICARE SOLUTIONS, LLC

Printed Name: ____________________
Title: ____________________
Signature: ____________________
Date: ____________________

PROVIDER: Xtreme Care Ambulance

Printed Name: Souheil Jawad
Title: CEO/ President
Signature: [signature]
Date: 3-21-11

EXHIBIT C
Business Associate Agreement

Provider Name: XTREME CARE AMBULANCE INC

This Business Associate Agreement ("Agreement') is entered into as of ____________ 20____, by and between LGTC and Provider (**"BUSINESS ASSOCIATE")** to comply with the Privacy Rule promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), regulations promulgated under HIPAA, and the Health Information Technology for Economic and Clinical Health Act ("HITECH Act").

Whereas, LGTC and BUSINESS ASSOCIATE are parties to a pre-existing agreement (the "Prior Agreement"), pursuant to which BUSINESS ASSOCIATE provides services to LGTC; and
Whereas, in connection with services provided under the Prior Agreement, LGTC makes available to BUSINESS ASSOCIATE certain Protected Health Information that is confidential and must be afforded special treatment and protection;
Now therefore, the Parties agree as follows:

1. **Definitions**. The following terms shall have the meaning ascribed to them in this Section. Other capitalized terms shall have the meaning ascribed to them in the context in which they first appear.

a. **HIPAA** shall mean the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.

b. **HIPAA Regulations** shall mean the regulations promulgated under HIPAA by the United States Department of Health and Human Services at 45 C.F.R. Parts 160, 162, and 164, including without limitation the Interim Final Rule regarding Breach Notification for Unsecured Protected Health Information, dated August 24, 2009 and effective September 23, 2009.

c. **HITECH Act** shall mean the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Investment Act of 2009, Public Law 111-5, enacted on February 17, 2009.

d. **Individual** shall mean the person who is the subject of the Protected Health Information, and shall include a person who qualifies as a personal representative of that person.

e. **Protected Health Information** ("PHI") means individually identifiable health information (as defined in 45 CFR 164.501, or elsewhere, as applicable), limited to the information created or received by BUSINESS ASSOCIATE from or on behalf of LGTC. It includes information that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and that (a) identifies the individual; or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

f. **Secretary** shall mean the Secretary of the Department of Health and Human Services ("HHS") and any other officer or employee of HHS to whom the authority involved has been delegated.

g. **Unsecured Protected Health Information** ("Unsecured PHI") shall mean PHI that is not secured through the use of technology or methodology specified by the Secretary in guidance.

h. **Breach** shall mean the unauthorized acquisition, access, use, or disclosure of PHI which compromises the security or privacy of such information, except where an unauthorized person to whom such information is disclosed would not reasonably have been able to retain such information. Exceptions to this definition exist for cases in which: (1) the unauthorized acquisition, access, or use of PHI is unintentional and made by an employee or individual acting under authority of a covered entity or business associate if such acquisition, access, or use was made in good faith and within the course and scope of the employment or other professional relationship with the covered entity or business associate, and such information is not further acquired, accessed, used, or disclosed; or (2) an inadvertent disclosure occurs by an individual who is authorized to access PHI at a facility operated by a covered entity or

business associate to another similarly situated individual at the same facility, as long as the PHI is not further acquired, accessed, used, or disclosed without authorization.

i. Any terms capitalized, but not otherwise defined, in this Agreement shall have the same meaning as those terms have under HIPAA, the HIPAA regulations, and the HITECH Act.

2. **Limits on use and Disclosure of PHI.** BUSINESS ASSOCIATE agrees that it will not use or disclose PHI for any purpose other than as expressly permitted or required by this Agreement. BUSINESS ASSOCIATE may use or disclose PHI for the following purposes:

a. As reasonably necessary to perform the services described in, and to effectuate the purposes of, the Prior Agreement, or as otherwise permitted or required under this Agreement or as Required By Law;

b. For the proper management and administration of BUSINESS ASSOCIATE'S business and to carry out its legal responsibilities provided that: (i) such disclosures are required by law; or (ii) BUSINESS ASSOCIATE obtains in writing prior to making any disclosure to a third party (a) reasonable assurances from the third party that the PHI will be held confidentially and used or further disclosed only as required by law or for the purposes for which it was disclosed to the third party; and (b) and an agreement from the third party immediately to notify the disclosing Party of any instance of which it is aware in which the confidentiality of the PHI has been breached; or (iii) to perform Data Aggregation Services, as that term is defined by 45 C.F.R. 164.501, on behalf of LGTC.

3. **Additional Obligations:**

a. **Limits on use and Further Disclosure.** BUSINESS ASSOCIATE agrees that the Protected Health Information shall not be further used or disclosed other than as permitted or required by the Prior Agreement, as amended by this Agreement or by law.

b. **Safeguards.** BUSINESS ASSOCIATE will establish and maintain appropriate safeguards and warrants that it has established sufficient safeguards reasonably to prevent any use or disclosure of the PHI, other than as provided for by the Prior Agreement, as amended by this Agreement, or as required by law. Without limiting the foregoing, BUSINESS ASSOCIATE agrees to implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Electronic PHI. BUSINESS ASSOCIATE further warrants that it will not use or disclose any PHI in any manner that will violate HIPAA Regulations if LGTC engaged in such activity.

c. **Reports of Improper use or Disclosure.** BUSINESS ASSOCIATE shall report to LGTC, within five business days, any use or disclosure of PHI not provided for or allowed by this Agreement of which BUSINESS ASSOCIATE becomes aware. Without limiting the foregoing, BUSINESS ASSOCIATE agrees to report to LGTC, within five business days, any Security Incident with respect to Electronic PHI of which it becomes aware. Such reports should be made to the designated LGTC HIPAA Compliance Officer at 1- 800-486-7647.

d. **Breach Notification.** In the event of a Breach of Unsecured PHI, BUSINESS ASSOCIATE shall provide written notification to LGTC of such Breach as soon as reasonably possible so that LGTC can notify the affected individuals without unreasonable delay and no more than 60 calendar days from discovery of the Breach. A Breach is treated as discovered as of the first day on which the Breach is known to BUSINESS ASSOCIATE or, by exercising reasonable diligence, would have been known to the BUSINESS ASSOCIATE. Knowledge of a Breach by a member of the workforce or other agent of the BUSINESS ASSOCIATE (other than the person committing the Breach) is imputed to the BUSINESS ASSOCIATE. Consequently, BUSINESS ASSOCIATE shall implement reasonable policies and systems for discovery of Breaches and train its workforce members and agents to recognize and promptly report a Breach. BUSINESS ASSOCIATE understands and agrees that it bears the burden to prove why a Breach Notification is not required. Consequently, BUSINESS ASSOCIATE shall carefully document risk assessments and how any applicable exceptions are met.

e. **Contents of Breach Notification.** BUSINESS ASSOCIATE's notification to LGTC of a Breach of Unsecured PHI must be written in plain language and describe: (1) what happened, including

the date of the Breach and date of discovery, if known; (2) the types of Unsecured PHI that were involved; (3) any steps individuals should take to protect themselves from potential harm resulting from the Breach; (4) what the BUSINESS ASSOCIATE is doing to investigate the Breach, to mitigate harm, and to protect against further Breaches; and (5) contact procedures for individuals to ask questions or learn additional information. The notice must also include the identification of each individual whose Unsecured PHI has been or is reasonably believed to have been Breached, if known. Notification must be provided in writing by first class mail to the designated LGTC HIPAA Compliance Officer. If the BUSINESS ASSOCIATE believes that the Breach poses an imminent threat of misuse of Unsecured PHI, the BUSINESS ASSOCIATE shall also provide urgent notice to the designated LGTC HIPAA Compliance Officer via telephone, email or other appropriate means.

f. **Subcontractors and Agents.** BUSINESS ASSOCIATE agrees that anytime PHI is provided or made available to any subcontractors or agents, BUSINESS ASSOCIATE must enter into a subcontract with the subcontractor or agent that contains the same terms, conditions and restrictions on the use and disclosure of PHI as contained in this Agreement.

g. **Right of Access to Information.** To the extent that LGTC is obligated by contract or by law to provide Individuals access to Protected Health Information, BUSINESS ASSOCIATE will provide such access on behalf of LGTC. This right of access shall conform with and meet all of the requirements of 45 C.F.R. 164.524.

h. **Amendment and Incorporation of Amendments.** BUSINESS ASSOCIATE agrees to make PHI available for amendment and to incorporate any amendments to PHI in accordance with 45 C.F.R. 164.526.

i. **Provide Accounting.** BUSINESS ASSOCIATE will document disclosures of PHI and information related to such disclosures as would be required for LGTC or LGTC's Clients to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. 164.528. BUSINESS ASSOCIATE will provide such information to LGTC upon request.

j. **Access to Books and Records.** BUSINESS ASSOCIATE agrees to make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received on behalf of LGTC, available to LGTC and to the Secretary for purposes of determining compliance with HIPAA, HIPAA Regulations, and the HITECH Act.

k. **Return or Destruction of Information.** Upon request or at termination of this Agreement, BUSINESS ASSOCIATE agrees to return or destroy all PHI received from LGTC or LGTC's Clients, or created or received by BUSINESS ASSOCIATE on LGTC's behalf. If return or destruction of the PHI is not feasible, BUSINESS ASSOCIATE agrees to extend the protections of this Agreement for as long as necessary to protect the PHI and to limit any further use or disclosure. If BUSINESS ASSOCIATE elects to destroy the PHI, it shall certify to LGTC that the Protected Health Information has been destroyed.

l. **Mitigation Procedures.** BUSINESS ASSOCIATE agrees to have procedures in place for mitigating, to the maximum extent practicable, any harmful effect from the use or disclosure of PHI in a manner contrary to this Agreement or applicable law.

m. **Sanction Procedures.** BUSINESS ASSOCIATE will develop and implement a system of sanctions for any employee, subcontractor or agent who violates the terms of this Agreement or applicable law. (45 CFR 164.530(e)(1)).

n. **Property Rights.** BUSINESS ASSOCIATE agrees that it acquires no title or rights to the PHI, including any de-identified information, as a result of this Agreement.

4. **Term and Termination.** The Term of this Agreement shall commence as of the date executed by the parties, and shall terminate when all of the PHI provided by BUSINESS ASSOCIATE to LGTC, or created or received by BUSINESS ASSOCIATE on behalf of LGTC, is destroyed or returned to LGTC, or, if it is not feasible to return or destroy, protections are extended to such information.

5. **Termination for Cause.** Upon LGTC's knowledge of a material breach by BUSINESS ASSOCIATE of the terms of this Agreement, LGTC shall either:

a. Provide an opportunity for BUSINESS ASSOCIATE to cure the breach or to end the violation within a time specified by LGTC. Should the BUSINESS ASSOCIATE not cure the breach nor end the violation within the time specified by LGTC, LGTC may terminate the Prior Agreement immediately without penalty; or

b. Immediately terminate the Prior Agreement if BUSINESS ASSOCIATE has breached a material term of this Agreement and cure is not possible; or

c. If neither termination nor cure is feasible, LGTC shall report the violation to the Secretary.

6. **Indemnification.** BUSINESS ASSOCIATE shall indemnify and hold LGTC harmless from and against all claims, liabilities, judgments, fines, assessments, penalties, awards, or other expenses of any kind whatsoever, including, without limitation attorney's fees, witness fees, and costs of investigation, litigation or dispute resolution, relating to or arising out of any breach or alleged breach of this Agreement by BUSINESS ASSOCIATE.

7. **Miscellaneous:**

a. **Binding Nature.** This Agreement shall be binding on the Parties hereto and their successors and assigns.

b. **Article Headings.** The article headings used are for reference and convenience only, and shall not enter into the interpretation of this Agreement.

c. **State Law.** To the extent any applicable state law confidentiality requirements are not pre-empted by HIPAA, BUSINESS ASSOCIATE agrees to comply with such state law requirements.

d. **Third Party Participants.** BUSINESS ASSOCIATE agrees that any of LGTC's Clients to whom BUSINESS ASSOCIATE provides services and with whom LGTC has entered into a Business Associate agreement are third party Participants of this Agreement.

Notwithstanding the foregoing, no other individual or entity shall be considered a third party beneficiary of this Agreement.

e. **Amendment.** CLIENT and BUSINESS ASSOCIATE agree that amendment of this Agreement may be required to ensure that BUSINESS ASSOCIATE and CLIENT comply with changes in state and federal laws and regulations relating to the privacy, security, and confidentiality of PHI.

IN WITNESS WHEREOF, LGTC, and BUSINESS ASSOCIATE have caused this Agreement to be signed and delivered by their duly authorized representatives, as of the date set forth above.

LOGISTICARE SOLUTIONS, LLC	**PROVIDER**
	Xtreme Care Ambulance (Print or Type Provider Name)
Date: ____________	Date: 3-21-11
Signature: ____________	Signature: [signature]
Printed Name: ____________	Printed Name: Souheil Jaund
Title: ____________	Title: CEO/President

EXHIBIT D

DEFICIT REDUCTION ACT OF 2005
FRAUD, WASTE AND ABUSE POLICY

Federal law requires that entities such as LogistiCare and its subsidiaries that receive at least $5 million in annual payments under a State Medicaid program establish written policies for its employees, contractors and agents that furnish detailed information regarding the federal and state False Claims Acts, the administrative remedies available under the acts, other protection under the acts, and the Company's procedures for detecting fraud, waste and abuse.

LogistiCare's policy is to provide detailed information to all employees, contractors and agents about federal and state False Claims Acts and the Company's policies and procedures to detect and prevent fraud, waste and abuse. The information in this policy forms part of its employee manual, its transportation provider manual, and is distributed to all contractors and agents as required by the Deficit Reduction Act of 2005.

Federal False Claims Act

The federal False Claims Act, among other things, applies to the submission of claims by healthcare providers for payment by Medicare, Medicaid and other federal and state healthcare programs. The False Claims Act is the federal government's primary civil remedy for improper or fraudulent claims. It applies to all federal programs, from military procurement contracts to welfare benefits to healthcare benefits.

The False Claims Act prohibits, among other things:

- knowingly presenting or causing to be presented to the federal government a false or fraudulent claim for payment or approval;
- knowingly making or using, or causing to be made or used, a false record or statement in order to have a false or fraudulent claim paid or approved by the government;
- conspiring to defraud the government by getting a false or fraudulent claim allowed or paid; and
- knowingly making or using, or causing to be made or used, a false record or statement to conceal, avoid, or decrease an obligation to pay or transmit money or property to the government.
- "Knowingly" means that a person, with respect to information: 1) has actual knowledge of the information; 2) acts in deliberate ignorance of the truth or falsity of the information; or 3) acts in reckless disregard of the truth or falsity of the information.

Enforcement

- The United States Attorney General may bring civil actions for violations of the False Claims Act. As with most other civil actions, the government must establish its case by

presenting a preponderance of the evidence rather than meeting the higher burden of proof that applies in criminal cases. The False Claims Act allows private individuals to bring "qui tam" actions for violations of the False Claims Act.

Employee Protection

- If any employee has knowledge or information that any such activity may have taken place, the employee should notify his or her supervisor or other management official. Transportation providers must have a system in place for reporting potential violations, and such information may be reported anonymously. Federal and state law as well as LogistiCare policy prohibit any retaliation or retribution against any person who reports suspected violations of these laws to law enforcement officials or who file lawsuits on behalf of the government. Anyone who believes that he or she has been the subject to any such retaliation or retribution should also report this to their supervisor or other appropriate person, as provider by their employer's policy covering such matters.

Program Fraud Civil Remedies Act of 1986

The Program Fraud Civil Remedies Act of 1986 ("PFCRA") authorizes federal agencies such as the Department of Health and Human Services to investigate and assess penalties for the submission of false claims to the agency. The conduct prohibited by the PFCRA is similar to that prohibited by the False Claims Act. For example, a person may be liable under the PFCRA for making, presenting, or submitting, or causing to be made, presented, or submitted, a claim that the person knows or has reason to know:

- is false, fictitious, or fraudulent;
- includes or is supported by any written statement that:
- omits a material fact;
- is false, fictitious, or fraudulent as a result of such omission; and
- include such material fact; or
- is for payment for the provision of property or services which the person has not provided as claimed.

If a government agency suspects that a false claim has been submitted, it can appoint an investigating official to review the matter. The investigating official may issue a subpoena to further investigate, or may refer the matter to the Department of Justice for proceedings under the False Claims Act. If, based on the investigating official's report, an agency concludes that further action is warranted, it may issue a complaint regarding the false claim. A hearing following the detailed due process procedures set forth in the regulations implementing the PFCRA would be held.

State False Claims Acts

Several states have enacted False Claims Acts that are similar in substance and procedure to the Federal laws described, above. At present, these States include AR, CA, DE, DC, FL, GA, HI,

IN, IL, LA, MA, MI, MN, MO, MT, NH, NJ, NM, NY, NV, OK, RI, TN, TX, VA, and WI. In addition, the municipalities of Chicago and New York City have enacted False Claims Acts that are similar in substance and procedure to the Federal laws described above.

Fraud, Waste And Abuse / Company Detection

LogistiCare has numerous policies and procedures for detecting fraud, waste and abuse. Some of our more important procedures are (1) the gate keeping protocol performed during the reservation process; (2) the detailed verification process for each invoice submitted by transportation providers; (3) recertification of standing orders, (4) sampling patient attendance records with health care facilities; (5) background check requirement for transportation providers; (6) field monitor activities; and (7) requirement of preauthorization and job number. LogistiCare takes seriously any allegation of fraud, waste or abuse, and appropriately investigates any such allegation. Providers are required to report suspected cases of fraud, waste, abuse or other impropriety. Providers must cooperate in any investigations initiated by LogistiCare or any government agency, as required by law.

EXHIBIT E

Medicare Advantage Programs
Provider Agreement Requirements Addendum

To the extent that any LGTC Client offers NET services to Medicare beneficiaries, the Centers for Medicare and Medicaid Services ("CMS") and associated laws, rules and regulations regarding the Medicare Advantage ("MA") Program require that the Client provide for compliance of contracted network providers and their respective employees with certain MA program requirements including, without limitation, inclusion of certain mandatory provisions in MA provider participation agreements and/or associated documents including agreements between LGTC and subcontracted transportation providers, as applicable. A list of some of these requirements can be found in the CMS Managed Care Manual, Chapter 11, Section 100.4, as published by CMS and available on the CMS website. Additionally, revisions to certain applicable regulations can be found in 74 Fed. Reg. 1494 (January 12, 2009) (amending 42 C.F.R. Parts 422 and 423). As such and in addition to the terms and conditions in the Agreement between LGTC and Provider, Provider agrees to the following terms and conditions to the extent applicable to NET services rendered to Medicare beneficiaries enrolled in MA health benefit plans. In the event of a conflict between the contract between LGTC and Provider related to services rendered to Medicare beneficiaries and applicable provisions of this Medicare Advantage Program Provider Requirements Addendum ("Addendum"), this Addendum shall control.

II. Definitions. For purposes of this Addendum the following additional terms shall have the meaning set out below:

(1) **"Covered Services"** means those Medically Necessary medical, related health care and other services covered under and defined in accordance with the applicable Medicare beneficiary's MA Plan.

(2) **"Dual Eligible Member"** means a Medicare beneficiary who is also entitled to medical assistance under a state plan under Title XIX ("Medicaid") of the Social Security Act (the "Act").

(3) **"First Tier Entity"** means LogistiCare Solutions, LLC. .

(4) **"Health Plan"** means the entity that offers the MA health benefit plans with which Medicare beneficiaries participate.

(5) **"MA Plan"** means the one or more MA health benefit plans offered or administered by Health Plan(s) for Medicare beneficiaries and under which Provider renders services to Medicare beneficiaries.

(6) "**Medicare Advantage Program or MA Program**" means the federal Medicare managed care program for Medicare Advantage (formerly known as Medicare+Choice) products run and administered by CMS, or CMS' successor.

(7) "**Medicare Contract**" means Health Plan's contract(s) with CMS to arrange for the provision of health care services to certain persons enrolled in an MA Plan who are eligible for Medicare under Title XVIII of the Social Security Act.

(8) "**State**" means the state in which Provider provides the Covered Services.

(9) "**State Medicaid Plan**" the State's plan for medical assistance developed in accordance with Section 1902 of the Act and approved by CMS.

(10) "**Medicare beneficiary**" means those designated individuals eligible for traditional Medicare under Title XVIII of the Social Security Act and CMS rules and regulations and enrolled with Health Plan.

II. Additional MA Program Obligations and Requirements. Provider agrees to the following terms and conditions to the extent applicable to NET services rendered to Medicare beneficiaries.

A. Audits; Access to and Record Retention. Provider shall permit audit, evaluation and inspection directly by Health Plan, the Department of Health and Human Services (HHS), the Comptroller General, the Office of the Inspector General, the General Accounting Office, CMS and/or their designees, and as the Secretary of the HHS may deem necessary to enforce the Medicare Contract, physical facilities and equipment and any pertinent information including books, contracts (including any agreements between Provider and its employees, contractors and/or subcontractors providing services related to services provided to Medicare beneficiaries), documents, papers, medical records, patient care documentation and other records and information involving or relating to the provision of services under the Agreement, and any additional relevant information that CMS may require (collectively, "Books and Records"). All Books and Records shall be maintained in an accurate and timely manner and shall be made available for such inspection, evaluation or audit for a time period of not less than ten (10) years, or such longer period of time as may be required by law, from the end of the calendar year in which expiration or termination of the agreement under which Provider renders services to Medicare beneficiaries occurs or from completion of any audit or investigation, whichever is greater, unless CMS, an authorized federal agency, or such agency's designee, determines there is a special need to retain records for a longer period of time, which may include but not be limited to: (i) up to an additional six (6) years from the date of final resolution of a dispute, allegation of fraud or similar fault; (ii) completion of any audit should that date be later than the time frame(s) indicated above; (iii) if CMS determines that there is a reasonable possibility of fraud or similar fault, in which case CMS may inspect, evaluate, and audit Books and Records at any time; or (iv) such greater period of time as provided for by law. Provider shall cooperate and assist with and provide such Books and Records to Health Plan and/or CMS or its designee for purposes of the above inspections, evaluations, and/or audits, as requested by CMS or its designee and shall also ensure accuracy and timely access for Medicare beneficiaries to their medical, health and enrollment information and records. Provider agrees and shall require its

employees, contractors and/or subcontractors and those individuals or entities performing administrative services for or on behalf of Provider and/or any of the above referenced individuals or entities: (i) to provide Health Plan and/or CMS with timely access to records, information and data necessary for: (1) Health Plan to meet its obligations under its Medicare Contract(s); and/or (2) CMS to administer and evaluate the MA program; and (ii) to submit all reports and clinical information required by Health Plan under the Medicare Contract. [42 C.F.R. §§ 422.504(e)(4), 422.504 (h), 422.504(i)(2)(i), 422.504(i)(2)(ii) and 422.504(i)(4)(v)]

B. Privacy and Accuracy of Records. In accordance with the CMS Managed Care Manual and the regulations cited below, Provider agrees to comply with all state and federal laws, rules and regulations, Medicare program requirements, and/or Medicare Contract requirements regarding privacy, security, confidentiality, accuracy and/or disclosure of records (including, but not limited to, medical records), personally identifiable information and/or protected health information and enrollment information including, without limitation: (i) HIPAA and the rules and regulations promulgated thereunder; (ii) 42 C.F.R. § 422.504(a)(13); and (iii) 42 C.F.R. § 422.118; (d) 42 C.F.R. § 422.516 and 42 C.F.R. § 422.310 regarding certain reporting obligations to CMS. Provider also agrees to release such information only in accordance with applicable state and/or federal law, including pursuant to valid court orders or subpoenas.

C. Hold Harmless of Medicare Beneficiaries. Provider hereby agrees: (i) that in no event including, but not limited to, non-payment by Health Plan or First Tier Entity, Health Plan's determination that services were not Medically Necessary, Health Plan's or First Tier Entity's insolvency, or breach of the agreement between Provider and First Tier Entity that is the subject hereof or the agreement between First Tier Entity and Health Plan, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Medicare beneficiary for amounts that are the legal obligation of Health Plan and/or First Tier Entity; and (ii) that Medicare beneficiaries shall be held harmless from and shall not be liable for payment of any such amounts. Provider further agrees that this provision (a) shall be construed for the benefit of Medicare beneficiaries; (b) shall survive the termination of the agreements between Provider and First Tier Entity and First Tier Entity and Health Plan regardless of the cause giving rise to such termination; and (c) supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and Medicare beneficiaries, or persons acting on behalf of a Medicare beneficiary. [42 C.F.R. § 422.504(g)(1)(i) and (i)(3)(i)]

D. Hold Harmless of Dual Eligible Members. With respect to those Medicare beneficiaries who are designated as Dual Eligible Members for whom the State Medicaid agency is otherwise required by law, and/or voluntarily has assumed responsibility in the State Medicaid Plan to cover those Medicare Part A and B Member Expenses identified and at the amounts provided for in the State Medicaid Plan, Provider acknowledges and agrees that it shall not bill Medicare beneficiaries the balance of ("balance-bill"), and that such Medicare beneficiaries are not liable for, such Medicare Part A and B Member Expenses, regardless of whether the amount Provider receives is less than the allowed Medicare amount or Provider charges due to limitations on additional reimbursement provided in the State Medicaid Plan. Provider agrees that it will accept First Tier Entity's payment as payment in full or will bill the appropriate State source if Health

Plan has not assumed the State's financial responsibility under an agreement between Health Plan and the State. [42 C.F.R. § 422.504(g)(1)(iii).]

E. Accordance with Health Plan's Contractual Obligations. Provider agrees that any services provided to Medicare beneficiaries shall be consistent with and comply with the requirements of the Medicare Contract. [42 C.F.R. § 422.504(i)(3)(iii).]

F. Prompt Payment of Claims. First Tier Entity will process and pay or deny claims for Covered Services within the timeframe set forth in the agreement between Provider and First Tier Entity . [42 C.F.R. § 422.520(b).]

G. Delegation of Provider Selection. As applicable, Provider understands that if selection of providers who render services to Medicare beneficiaries has been delegated to First Tier Entity by Health Plan, either expressly or impliedly, then Health Plan retains the right to approve, suspend or terminate such downstream or subcontracted arrangements to the extent applicable to Medicare beneficiaries enrolled with Health Plan. [42 C.F.R. § 422.504(i)(5).]

H. Compliance with Health Plan's Policies and Procedures. Provider shall comply with all policies and procedures of Health Plan to the extent applicable to the services rendered by Provider. Such policies may include written standards for the following: (a) timeliness of access to care and member services; (b) policies and procedures that allow for individual medical necessity determinations (e.g., coverage rules, practice guidelines, payment policies); and (c) Health Plan's compliance program which encourages effective communication between Provider and Health Plan's Compliance Officer and participation by Provider in education and training programs regarding the prevention, correction and detection of fraud, waste and abuse and other initiatives identified by CMS. [42 C.F.R. § 422.112; 42 C.F.R. § 422.504(i)(4)(v); 42 C.F.R. § 422.202(b); 42 C.F.R. § 422.504(a)(5); 42 C.F.R. § 422.503(b)(4)(vi)(C) & (D) & (G)(3).]

I. Delegation (Accountability) Provisions. Provider agrees that to the extent Health Plan, in Health Plan's sole discretion, elects to delegate any administrative activities or functions to First Tier Entity, the following shall apply:

(1) Reporting Responsibilities. The Health Plan and First Tier Entity will agree in writing to a clear statement of such delegated activities and reporting responsibilities relative thereto. [42 C.F.R. § 422.504(i)(3)(ii) and 42 C.F.R. § 422.504(i)(4)(i)]

(2) Revocation. In the event CMS or Health Plan determines that First Tier Entity does not satisfactorily perform the delegated activities and any plan of correction, any and all of the delegated activities may be revoked upon notice by the Health Plan to First Tier Entity. [42 C.F.R. § 422.504(i)(3)(ii) and 42 C.F.R. § 422.504(i)(4)(ii)]

(3) Monitoring. Any delegated activities will be monitored by the Health Plan on an ongoing basis and formally reviewed by the Health Plan at least annually. [42 C.F.R. § 422.504(i)(3)(ii) and 42 C.F.R. § 422.504(i)(4)(iii)]

(4) Credentialing. The credentials of medical professionals, if any, affiliated with Provider and/or First Tier Entity will either be reviewed by Health Plan or, in the event Health Plan has delegated credentialing to First Tier Entity, First Tier Entity's credentialing process will be reviewed and approved by Health Plan, monitored on an ongoing basis and audited at least annually. [42 C.F.R. § 422.504(i)(3)(ii) and 42 C.F.R. § 422.504(i)(4)(iv)]

(5) No Assignment of Responsibility. Provider understands that Provider and/or First Tier Entity may not delegate, transfer or assign any of Provider's or First Tier Entity's obligations with respect to Medicare beneficiaries or any delegation agreement between Health Plan and Provider and/or First Tier Entity without Health Plan's prior written consent.

J. Compliance with Laws and Regulations. Provider agrees to comply with all applicable Medicare laws, rules and regulations, reporting requirements, CMS instructions, and with all other applicable state and federal laws, rules and regulations, as may be amended from time to time including, without limitation: (a) laws, rules and regulations designed to prevent or ameliorate fraud, waste and abuse including, but not limited to, applicable provisions of Federal criminal law, the False Claims Act (31 U.S.C. 3729 et. seq.), and/or the anti-kickback statute (section 1128B(b) of the Act); (b) applicable state laws regarding patients' advance directives as defined in the Patient Self Determination Act (P.L. 101-58), as may be amended from time to time; (c) Federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) administrative simplification rules found at 45 C.F.R. parts 160, 162, and 164; and (d) laws, rules and regulations and CMS instructions and guidelines regarding marketing. Additionally, and to the extent applicable, Provider agrees to maintain full participation status in the federal Medicare program and shall ensure that none of its employees, contractors, or subcontractors is excluded from providing services to Medicare beneficiaries under the Medicare program. [42 C.F.R. § 422.204(b)(4) and 42 C.F.R. § 422.752(a)(8)]

K. Accountability. Provider hereby acknowledges and agrees that Health Plan oversees the provision of services by Provider to Medicare beneficiaries and that Health Plan shall be accountable under the Medicare Contract for such services regardless of any delegation of administrative activities or functions to Provider or First Tier Entity. [42 C.F.R. § 422.504(i)(1); (i)(4)(iii); and (i)(3)(ii)]

L. Benefit Continuation. Upon termination of Provider's status as a participating provider with Health Plan (unless such termination was related to safety or other concerns), Provider will continue to provide health care benefits/services to Medicare beneficiaries in a manner that ensures medically appropriate continuity of care and for the time period required by applicable law. Specifically, for Medicare beneficiaries who are hospitalized on the date of such termination, services will be provided through the applicable Medicare beneficiary's date of discharge. [42 C.F.R. § 422.504(g)(2)]. The parties acknowledge the provisions set for in this paragraph K are not applicable to NET services.

CALIFORNIA ONLY

Non-Emergency Medical Transportation
Account Setup Agreement

INFORMATION COVER SHEET

- **ALL Transportation Providers must execute the Account Setup Agreement in order to receive payments for transportation services rendered by the provider.**

- **The Account Setup Agreement includes the following major provisions:**
  - Federal Tax ID#, or other identifying information for the Transportation Provider
  - Certification by the Transportation Provider that it meets all Federal, State and Local qualifications, credentials, and licensure to perform non-emergency medical transportation services
  - Process and time period for submission and payment of claims
  - Passenger information obtained by the Transportation Provider is subject to confidentiality provisions of the Health Information Portability and Accountability Act
  - Transportation service and billing records are subject to Medicaid and/or Medicare audit and inspection
  - Transportation Provider is an independent contractor and is neither an employee nor agent of LogistiCare

- **Note: This information cover sheet is included as an information aid only and IS NOT a part of the Account Setup Agreement.**

Non-Emergency Medical Transportation
Account Setup Agreement

Based upon the following recitals, the sufficiency of which is hereby acknowledged, LogistiCare Solutions, LLC ("LGTC") and Xtreme Care Ambulance, ("Provider") enter into this Account Setup Agreement ("Agreement").

ARTICLE I. PURPOSE

1.0 LGTC, in its capacity as the broker and delegated claims payer of non-emergency medical transportation ("NET") services to various Clients, including Medicaid Agencies and Medicare Managed Care Organizations, must process invoices from and submit payments for services to NET providers ("Billing Process"). The Billing Process includes claims adjudication, verification of eligibility and prior authorization (if applicable), and other information that allows LGTC Clients to confirm that eligible persons receive appropriate NET services and that NET provider claims are appropriately processed and paid.

1.1 This Agreement delineates the responsibilities of LGTC and Provider associated with the Billing Process for NET services. Execution of this Agreement is a precondition and requirement for Provider to submit invoices to LGTC and receive payment for NET services.

ARTICLE II. PARTIES

LogistiCare Solutions, LLC
1800 Phoenix Blvd., Suite 120
College Park, GA 30349
Attention: Chief Administrative Officer
(770) 907-9796

Provider: Xtreme Care Ambulance
Address: 4438 Vandever Ave
Address: San Diego, CA 92120
Contact Name: Angela Anzaldo
F.E.I.# or SS#: 27-3283452 Phone #: 619-822-2674

ARTICLE III. GENERAL PROVISIONS

3.0 Term of Agreement. The term of this Agreement shall be from the date of execution by signature through a period of one (1) calendar year. The Agreement shall automatically renew for additional one-year terms unless terminated by either party in accordance with the provisions of Article VIII of this Agreement.

3.1 Assignment. Provider shall not sell, transfer, assign or dispose of this Agreement, in whole or in part, or any of its rights or obligations, to any other party without the express written consent of LGTC.

3.2 Modifications. Any change to this Agreement will be effective only when set forth in writing and signed by an authorized representative of each party.

ARTICLE IV. SCOPE OF WORK

4.0 Provider shall provide NET service to individuals as pre-authorized by LGTC, or as otherwise allowed under Client benefit plans.

4.1 Certifications.

a) Provider certifies that it is in compliance with applicable city, county, state and federal requirements regarding licensing, certification and insurance for all personnel and vehicles.
b) Provider certifies that it carries $1000 000 of auto liability insurance which meets or exceeds the state minimums for the vehicles being operated. Provider further certifies that it carries $2000 000 of general liability insurance. Provider shall submit current copies of its certificates of insurance indicating such auto and general liability coverage and naming LogistiCare Solutions, LLC as an additional insured upon execution of this Agreement and upon replacement, change or renewal of either insurance policy.
c) Provider certifies that it is in compliance with applicable laws and regulation regarding criminal background checks and drug screens for all drivers, including fingerprinting if required by any law enforcement entity for the jurisdictions in which it performs NET services. Provider further certifies that all drivers meet current state and federal motor carrier safety regulations and guidelines.
d) Provider certifies that vehicles shall comply with the Americans with Disabilities Act (ADA) Accessibility Specifications for Transportation as well as Federal Transit Administration (FTA) regulations, as applicable for the type of vehicle utilized by Provider.
e) Provider warrants that it has never been terminated from participation in any state Medicaid or Medicare program or been determined to have committed Medicaid or Medicare fraud.
f) Provider certifies that all information obtained regarding riders will be held in strict confidence and is used only as required in the performance of Provider's transportation services and that Provider shall comply will all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

4.2 LGTC and Provider hereby agree that only services specifically pre-authorized by LGTC will be compensated. Except for applicable co-payments or deductibles, Provider shall not invoice or balance bill any Participant for the difference between Provider's billed charges and the reimbursement paid by LGTC. Provider shall report to LGTC in writing all such co-payments or deductibles paid by Participants directly to Provider. In the event that LGTC fails to pay Provider for services rendered pursuant to the Client Contract, neither the Participant nor the Client shall be liable to Provider for any sums owned by LGTC to Provider

4.3 As a condition of payment, Provider must submit accurate invoices to LGTC within ninety (90) days of date of service.

The Parties acknowledge that time is of the essence with respect to providing prompt and accurate invoices. Invoices not submitted within 90 days of service will be subject to a ten percent (10%) reduction in the amount that would otherwise be due under the invoice. Invoices submitted more than 120 days after date of service will be disallowed in their entirety. If Provider must first bill Medicare or other primary payer, the timeframe for submitting claims to LGTC shall begin on the date of the denial of the claim by Medicare or other primary payer.

4.4 LGTC processes for payment properly submitted uncontested invoices within thirty days after submission. LGTC will submit payments to Provider twice per month by check or electronic transfer.

4.5 In the event LGTC overpays Provider (e.g., for a trip that should have first been submitted to and denied by Medicare, Medi-Cal or other third party as the primary payor), Provider acknowledges that it shall have forty-five (45) days from the date of notification by LGTC of the erroneous payment to submit reimbursement of the overpayment to LGTC, or if applicable, to process its claim and obtain a denial from Medicare, Medi-Cal or other third party as the primary payor and submit such denial to LGTC. Upon receipt of the denial LGTC shall process the claim as outlined in the preceding paragraph, including any necessary adjustments or offsets against Provider's next scheduled payments. Provider's failure to submit reimbursement of the overpayment to LGTC, or if applicable, to submit a claim denial within the forty-five (45) day period will result in deduction of the total erroneous payment from Provider's next scheduled payments..

ARTICLE V. CONFIDENTIALITY, PRIVACY, and SECURITY

5.0 Provider shall comply with all applicable laws and regulations pertaining to confidentiality, privacy, and security of proprietary and confidential information. The provisions of this section do not preclude the Provider from compliance with federal and state reporting laws and regulations. Further, these provisions also allow the Provider to fully meet reporting requirements for audit purposes.

5.1 Provider must report a known breach of confidentiality, privacy, or security, as defined under HIPAA, to the LGTC HIPAA Privacy and Security Officer at (770) 907-7596, within 48 hours of becoming aware of said breach. Failure to perform may constitute cause immediate termination of this Agreement.

ARTICLE VI. AUDIT AND INSPECTION

6.0 Provider shall establish and maintain the following records and related information and provide copies thereof within three days notice, or as otherwise required under this Agreement, upon request by LGTC, the Client or its agents, or the Director of the California Department of Managed Health Care. All records shall be maintained and available for review by authorized personnel during the entire term of the contract and for a period of ten (10) years thereafter. If an audit is in progress or litigation is in progress or threatened, all documents shall be maintained until such audit and/or litigation is fully resolved. Upon reasonable notice, Provider shall permit LGTC (or designee) to examine and/or audit trip documentation for Participants and will assist LGTC in examining all requested documentation. Providers may be required to maintain documentation for longer periods of time to the extent necessary to comply with applicable laws or regulations or the requirements of LGTC's Clients. This provision shall survive the termination of this Agreement, whether by rescission or otherwise.

ARTICLE VII. OTHER TERMS AND CONDITIONS

7.0 The relationship between LGTC and Provider is solely that of independent contractors and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship including one of employer and employee or principle and agent or joint venture or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement. Provider is solely responsible for the management, compensation, and payment of employment related taxes and insurance for its employees, including but not limited to workers' compensation and unemployment insurance.

7.1 Provider agrees to indemnify and defend LGTC for any claim for injury or damages arising from services rendered by Provider under this Agreement.

7.2 If Provider is also a participating network provider for LGTC pursuant to an executed Transportation Agreement, then this Billing (Accounts Payable) Agreement is subordinate to the Transportation Agreement and any provisions of this Agreement that are in conflict with provisions of the Transportation Agreement (including any Exhibits thereto) shall be considered null and void and the provisions of the Transportation Agreement shall control.

7.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia regardless of the forum where it may come up for construction. Any provision required to be included in this Agreement by California or Federal law or the Client Contract shall bind the parties hereto whether or not specifically set forth in this Agreement.

ARTICLE VIII. TERMINATION AND/OR REDUCTION IN SCOPE

8.0 Either party may terminate this Agreement by providing fifteen (15) day written notice of termination to the other party.

8.1 In the event funding of the NET program from the State, Federal or other sources is withdrawn, reduced, or limited in any way after the effective date of this Agreement and prior to the anticipated Agreement expiration date, this Agreement may be terminated immediately upon written notification to the Provider by LGTC.

8.2 Termination of this Agreement shall not release either party from any obligations set forth herein which shall survive this Agreement as noted herein or by their nature would be intended to apply after any termination.

This Agreement is entered into and effective as of this ___ day of ______________, 20___,

LOGISTICARE SOLUTIONS, LLC	**PROVIDER:** Xtreme Care Ambulance
Date: ______________________	Date: 3-21-11
Signature: ______________________	Signature: [signature]
Printed Name: ______________________	Printed Name: Soheil Jawad
Title: ______________________	Title: CEO/President

Internal Use Only

GL Code ____________ Set up in AP Y____ N____ By ______________

Version: January 2010